EXHIBIT 21

                               IES INDUSTRIES INC.
                         SUBSIDIARIES OF THE REGISTRANT



   The following are deemed to be significant subsidiaries of  Industries --


   Name of Subsidiary                 State of Incorporation

   IES Utilities Inc.                 Iowa

   IES Diversified Inc.               Iowa